Exhibit 10.1

ASSET PURCHASE AGREEMENT

FORTMAN INSURANCE AGENCY, LLC

(“PURCHASER”)

and

FORTMAN INSURANCE SERVICES, LLC

(“SELLER”)

and

RELIANCE GLOBAL GROUP, INC.

(“OWNER”)

As of July 7, 2025

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is hereby entered into as of the 7th day of July, 2025, by and between Fortman Insurance Agency, LLC, an Ohio limited liability company (the “Purchaser”); Fortman Insurance Services LLC, an Ohio limited liability company (the “Seller”), and Reliance Global Group, Inc., a Florida corporation (the “Owner” and together with Purchaser and Seller, the “Parties,” and each a “Party”).

WHEREAS, the Seller is engaged in the business of providing insurance brokerage and related services and products, and the Owner constitutes the beneficial and record owner of all of the membership interests of the Seller; and

WHEREAS, the Purchaser desires to purchase the business assets, accounts, book of business and certain other assets of the Seller and the Seller and the Owners are agreeable to the sale of said business assets, accounts, book of business and certain other assets, all in reliance upon the warranties and representations set forth hereinafter and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree to the following:

SECTION 1.

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale. Subject to the terms and conditions set forth hereinafter, the Seller agrees to sell, assign, transfer, and convey at Closing to the Purchaser, free and clear of all security interests, liens and encumbrances, those certain properties and assets of the insurance business as operated or conducted by Seller (collectively the “Business”) as of immediately prior to July 1, 2025 (the “Effective Date”) which include the following (collectively the “Assets”):

1.1.1 All rights, responsibilities and obligations of the Seller with respect to all insurance which has been solicited, placed or sold directly by the Seller, or by any of its shareholders, agents or employees on its behalf, including all work in progress, and all information currently possessed by the Seller identifying past, present and potential clients describing their insurance needs and coverages and setting forth the expirations of their current insurance policies and contracts. Attached hereto as Schedule A is a list of all customers’ policies in force as of the Effective Date (“Accounts”); The Parties acknowledge that the client list and accounts provided in Schedule A attached hereto may not be exhaustive or perfectly segmented by legal entity. Purchaser and Seller agree to work in good faith post-closing to finalize the accurate assignment of all policies intended to be transferred, based on historical operations and mutual understanding. In the event of discrepancies, the Seller and Purchaser will work, through Grant Barra and Jonathan Fortman, to collaborate directly to resolve them fairly.

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1.1.2 All of the Seller’s other files, records and information concerning present, past and potential clients;

1.1.3 All of the Seller’s rights, responsibilities and obligations to commissions, fees, premium payments and other entitlements and rights of every kind arising from new or renewal business, installments, or any product where revenue is received on or after the Effective Date and all rights to commissions and fees arising under contracts or agreements with insurance carriers or customers received on or after the Effective Date (the “Entitlement Payments”). The Seller shall, within thirty (30) days of receipt, pay over to the Purchaser any Entitlement Payments due to the Purchaser that are paid to the Seller, subject to the Offsets, as defined in Section 8.3. Seller’s duty to promptly pay over to the Purchaser any Entitlement Payments due to Purchaser that are paid to Seller shall survive past the Closing Date and is subject to the Offsets pursuant to Section 8.3. Clarification: For the avoidance of doubt, all commissions, income, and expenses attributable to the Business as of and after the Effective Date shall be the sole property and responsibility of the Purchaser, regardless of the effective date of the underlying business or service and the accrual period or policy effective date. This economic allocation shall not alter the parties’ agreement that accounts receivable are included in the sale, and that Purchaser assumes post-close accounts payable, even where such liabilities relate to pre-closing accruals.

1.1.4 All the Seller’s goodwill;

1.1.5 Seller’s leasehold interest in the real property lease for the property located at 115 N Main Street in Bluffton, Ohio (the “Lease(s)”), including all rights, obligations and responsibilities thereunder;

1.1.6 All governmental licenses, permits, approvals and authorizations possessed by the Seller to the extent assignable or transferable;

1.1.7 All restrictive covenants now owned by the Seller including, without limitation, the right to enforce the restrictive covenants in any of the Seller’s contracts with third parties, and any employment agreements, trade secret, confidentiality, non-compete, non-piracy, or non-solicitation agreements between a Seller and its employees, to the extent transferable or assignable;

1.1.8 The Purchaser will acquire all furniture, fixtures and equipment of the Seller that are currently located at the property located at 614 N. Perry Street in Ottawa Ohio and 115 N Main Street in Bluffton, Ohio, in an “as-is” condition;

1.1.9 Certain other intangible property including, but not limited to, the “Fortman Insurance Services” name and the “Fortman Insurance Agency” name, the Seller’s website and domain name(s) used in operation of the Business (“Intellectual Property”), but excluding any and all intellectual property owned, associated with or used by RELI Exchange, and/or 5 Minute Insure platform. Seller will work with Purchaser to facilitate the redirection of email, facsimile, telephone and other communications to Purchaser and undertake such other data or communication transfers as may be necessary to facilitate the transfer of Assets to the Purchaser. Seller will purge any data related to the Assets from any Seller systems and hardware not acquired by Purchaser and will cause any data related to the Assets and stored on third party systems or hardware to be purged from such third party systems and hardware.

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1.2 Excluded Assets. The Seller shall retain and does not by this Agreement sell to the Purchaser and there is excluded from the assets to be conveyed by the Seller to the Purchaser enumerated above (i) the Seller’s minute books, stock transfer and corporate records, (ii) all of Seller’s and Owners’ non-transferable permits and licenses, (iii) claims against third parties related to Seller’s operations prior to Closing (iv) any rights to tax refunds or claims under or proceeds of insurance policies related to the Assets with respect to periods prior to closing, (v) personal items such as plaques and diplomas, (vi) any and all commissions, fees, premium payments and other entitlements and rights of every kind arising from new or renewal business, installments, or any product where payments are received prior to the Effective Date and all rights to commissions and fees arising under contracts or agreements with insurance carriers or customers where payments are received prior to the Effective Date and (viii) all cash and cash equivalents, including checking, savings, money market accounts and other liquid assets, and any accounts receivable collected by the Seller prior to the Effective Date (collectively, “Excluded Assets”).

For clarity, any accounts receivable or commission payments received on or after the Effective Date shall be deemed included in the purchased Assets, regardless of when the corresponding service was rendered or policy was effective.

SECTION 2.

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

2.1 Confidentiality. Each of Seller, Purchaser, and Owners acknowledges and agrees that, except for the sole and exclusive purpose of conducting business on behalf of the Purchaser or its affiliates, none of them shall disclose, divulge, furnish, or make accessible to anyone any of the Trade Secrets or other proprietary or confidential information of any other Party or their respective affiliates, including, but not limited to, business methods, strategies, financial information, personnel, technology, and customers (collectively, “Confidential Information”). “Trade Secrets” means information, including but not limited to a formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.2 Mutual Covenant Not to Compete and Not to Solicit. Each Party acknowledges and agrees that they will each benefit, directly and indirectly, from the transactions contemplated by this Agreement, including the transfer of the Assets and the Purchase Price. In conjunction with such transactions and as a material inducement for each Party to enter into this Agreement, each Party agrees to the covenants set forth in this Section 2 (“Mutual Restrictive Covenants”).

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2.3 Mutual Covenant Not to Solicit:

2.3.1 Seller and Owner agree that they will not, directly or indirectly, individually or through associates, agents, employees, or others, for a period of five (5) years following the Effective Date, solicit, divert, or attempt to divert any business from Purchaser or each of its subsidiaries or affiliates, by soliciting, initiating contact with, or accepting business from any client, prospective client, or referral source whose policy or relationship is included in the Assets transferred to Purchaser pursuant to this Agreement,.

2.3.2 Purchaser agrees that it will not, directly or indirectly, individually or through associates, agents, employees, or others, for a period of five (5) years following the Effective Date, solicit, divert, or attempt to divert any business from Seller or each of their subsidiaries or affiliates, by soliciting, initiating contact with, or accepting business from any client, prospective client, or referral source whose policy or relationship is actively being serviced by a Reliance owned entity as of the Effective Date.

2.3.3 Each Party further agrees not to solicit, induce, or attempt to induce the following to terminate their relationship with another Party: (a) any employees who are employed or were employed by such other Party or any of their subsidiaries or affiliates within the prior three (3) years; or (b) any employees of the other Party’s subsidiaries or other affiliates engaged in the Restricted Business.

2.5 Remedies. Each Party acknowledges and agrees that the duration and geographic scope of the restrictions set forth in this Section 2 are fair and reasonable in light of the mutual benefits received under this Agreement. The Parties further agree that remedies at law (such as monetary damages) for any actual or threatened breach of this Section 2 would be inadequate and that the non-breaching Party shall be entitled to seek injunctive relief, without the posting of bond or other security and without the necessity of proving actual damages, in addition to any other remedies available at law or in equity. If any provision of this Section 2 is deemed unenforceable, the Parties agree that a court of competent jurisdiction shall have the authority to modify such provision to make it enforceable to the fullest extent permitted by law. If any such provision is unenforceable in one jurisdiction, it shall not affect the enforceability of that provision in any other jurisdiction.

SECTION 3.

PURCHASE PRICE AND PAYMENT TERMS

3.1 Purchase Price. In consideration of the purchase and sale of the Assets, at Closing, Purchaser shall pay to the Seller the aggregate of the following (the “Purchase Price”):

3.1.1 Cash Payment. Cash in the amount of Five Million Dollars ($5,000,000.00) shall be paid by the Purchaser to Seller at Closing by wire transfer of immediately available funds (“Cash Payment”), of which five hundred fifty-two thousand nine hundred thirty-one dollars ($552,931) shall be deducted in full and final satisfaction of any and all earnouts due and owing to the Purchaser by Owner pursuant to that certain Asset Purchase Agreement dated May 1, 2019, as amended, between the Purchaser (or its affiliates, principals, owners or shareholders) and Owner.

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SECTION 4.

LIABILITIES AND ASSUMED LIABILITIES

4.1 No Assumption of Liabilities. Except as expressly provided herein, the Purchaser will not assume and will not discharge or be liable for any debts, liabilities, or obligations of the Seller, including, without limitation, any (i) liabilities or obligations of the Seller to creditors; (ii) liabilities or obligations of the Seller with respect to any transactions occurring prior the Closing; (iii) sales or income tax or other liabilities or obligations of the Seller incurred in connection with the sale of the Assets or Business pursuant to this Agreement; (iv) any contingent liabilities or obligations of the Seller; (v) any commission or fee owed by the Seller in connection with this Agreement; (vi) any liabilities or obligations of the Seller under any Employee Plan as defined herein at Section 6.14; (vii) any liability for any federal, state, local, foreign, or franchise taxes incurred prior to the Closing; (viii) any liabilities associated with the Excluded Assets; and (ix) any liabilities not specifically assumed under this Agreement (collectively, “Excluded Liabilities”). The Seller or the Owners, as the case may be, agree to timely pay to the insurance carriers, when due and payable, all amounts owed in connection with invoices and credit memos with respect to insurance policies processed and billed by the Seller prior to the Effective Date, except for insurance coverage to be effective from and after the Effective Date.

4.2 Certain Liabilities Assumed. The Purchaser hereby (i) assumes the agreements, leases and contracts for and rights to those items of property identified on Schedule C, for which Seller has obtained and delivered to Purchaser the written consent of the counter-party to such agreement to an assignment thereof from the Seller to the Purchaser or in the absence of such prior consent, the parties will mutually cooperate to obtain such consent and/or operate in accordance with the intent of this Section 4, in all such cases, if and as required and (ii) all accounts payable of the Business that are due and payable or invoiced on or after the Effective Date, regardless of when such services underlying such accounts payable accrued. The obligations listed or referred to on Schedule C and the accounts payable due on or after the Effective Date are hereinafter referred to as the “Assumed Liabilities.” For the avoidance of doubt, all accounts payable attributable to the Business due and payable as of and after the Effective Date shall be an Assumed Liability and shall be the sole responsibility of the Purchaser, regardless of the effective date of the underlying business or service and the accrual period or policy effective date.

SECTION 5.

CLOSING

5.1 Closing. The parties shall hold and conduct a closing (the “Closing”) at such place, date and time as shall be mutually determined (the “Closing Date”), including by electronic trading of signature pages and deliverables, as provided herein. Regardless of when the Closing occurs, it shall be effective as of July 1, 2025 at 12:01 a.m.

5.2 Seller’s and Owners’ Closing Documents. At the Closing, the Seller and/or the Owners, as may be appropriate, shall execute and deliver this Agreement and the following:

5.2.1 A bill of sale assigning, transferring and conveying title to the Assets owned by the Seller to the Purchaser free and clear of all liens, encumbrances, and security interests of any kind;

5.2.2 An assignment and assumption agreement relating to the Assumed Liabilities, duly executed by Seller, in a form and substance reasonably satisfactory to Purchaser (the “Assignment and Assumption Agreement”);

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5.2.3 Documents of assignment and transfer duly executed by Seller, transferring all of the Seller’s right, title and interest in and to any of the Seller’s Intellectual Property to Purchaser (“Assignment of Intellectual Property”);

5.2.4 A certificate, duly executed by the secretary or another officer of Seller and dated as of the Effective Date, certifying that the Owners and/or Board of Directors of Seller adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Closing documents and Seller’s performance of its obligations hereunder and thereunder;

5.2.5 A good standing certificate issued by the Seller’s state of organization;

5.2.6 Reserved.

5.2.7 A written termination of the lease agreement between the applicable landlord and Seller for the premises commonly known as 614 N. Perry, St. Rt. 65, Ottawa, OH 45875 (“Ottawa Lease”) duly executed by such landlord, in a form and substance reasonably satisfactory to Purchaser; provided, however, that notwithstanding anything to the contrary herein, the Parties acknowledge that the landlord under the Ottawa Lease is an affiliate of the Purchaser, and therefore, any inability to obtain such termination shall not be a condition precedent to Closing and shall not constitute a breach of or grounds for termination of this Agreement.;

5.2.8 All agency appointments from the carriers associated with the Accounts or confirmation that the Seller has received promises from such carriers in form and substance reasonably satisfactory to Purchaser that such carriers will grant agency appointments to Purchaser promptly following the Closing;

5.2.9 Evidence of Seller’s prepaid error and omission “tail” coverage for the Business being transferred to Purchaser for three (3) years commencing with the Effective Date, such coverage to be obtained and maintained by the Seller and the Owners at no cost to the Purchaser, in amounts and subject to deductibles not less than are currently in place under Seller’s existing policy;

5.2.10 A certificate, prepared with respect to the Seller in such form as is reasonably acceptable to Purchaser, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

5.2.11 Evidence that all payments, including without limitation, bonuses and commissions, due to employees prior to the Closing have been paid in full at or prior to Closing;

5.3.12 Evidence that the Seller has terminated any qualified retirement plan with an effective date of termination prior to the Effective Date;

5.2.13 A list of payoff amounts for all debt of the Seller (the “Payoff Certificate”), and documentation that upon the payment of the amounts listed in the Payoff Certificate, all such debt of the Seller will be paid and discharged in full and any liens related to such debt of the Seller existing as of the Closing will be released and terminated;

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5.2.14 All requisite documents for amending the organizational documents of Seller to effect a change of legal name to one sufficiently dissimilar to Seller’s present name (in Purchaser’s judgment) to avoid confusion, and for terminating any assumed or fictitious name filings of Seller, in form sufficient for filing with the appropriate governmental authorities by Purchaser’s designee following the Closing pursuant to irrevocable authority granted to such person under the resolutions contemplated above;

5.2.15 Such other documents as shall be reasonably requested by the Purchaser or its counsel in order to carry out the transactions contemplated by this Agreement, duly executed by Seller (or others) where appropriate.

5.3 Purchaser Documents. Purchaser shall deliver to Seller and Owner this Agreement and all of the following:

5.3.1 The Assignment and Assumption Agreement, duly executed by Purchaser;

5.3.2 The Assignment of Intellectual Property, duly executed by Purchaser;

5.3.3 Real Property Leases, Landlord Consent Assignments, and any other documents or agreements reasonably requested by such landlord(s) to effectuate the assignment of the Real Property Lease, duly executed by Purchaser;

5.3.4 A certificate, duly executed by the secretary or another officer of Purchaser and dated as of the Effective Date, certifying that the Member of the Purchaser adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Closing documents and Seller’s performance of its obligations hereunder and thereunder;

5.3.5 The Agreements for the other employees of the Seller to be hired on the Effective Date by the Purchaser;

5.3. Such other documents as shall reasonably be requested by the Seller or Seller’s counsel in order to carry out the transactions contemplated by this Agreement, duly executed by Purchaser (or others) where appropriate.

5.4 Payment and Possession. On the Closing Date the Purchaser shall pay to the Seller by wire transfer of funds the Cash Payment specified in Section 3.1. Simultaneously therewith, the Seller and the Owners will take all steps that will be necessary to put the Purchaser in actual possession, operation, and control of the Assets.

5.5 Employees and Benefit Plans.

5.5.1 The Purchaser may offer employment to some or all of the employees of the Seller and all such employees are authorized by the Seller to accept employment with the Purchaser provided, however, that the Seller shall have no obligation to ensure or facilitate the continued employment of any employee following the Closing. Seller shall provide a list of such employees it intends to hire or not hire at least five (5) business days prior to the Closing Date. Attached hereto as Schedule B is a list of all current employees of the Seller, their respective hire dates, and present salaries or compensation.

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5.5.2 Each person who is an employee of Seller as of the Effective Date and who is hired by the Purchaser (“Transferred Employees”) shall be eligible for participation in the employee welfare and retirement plans of Purchaser, as may be in effect from time to time, pursuant to the terms of the respective plans applicable to new hires. Prior to the Effective Date, Seller shall retain or otherwise have liability for, and shall be solely responsible for (i) any claim made by any former or current employee of Seller for salary, commissions, overtime pay or bonuses; and (ii) any and all liabilities, other than Assumed Liabilities, arising under, resulting from or relating to any of Seller’s Employee Plans or to Seller’s employment or termination of its employees, whether incurred before, on or after the Effective Date.

5.5.3 The Seller represents and warrants that all accrued but unused pay arising from the current employee’s vacation and sick leave benefit plans for the period ending immediately prior to the Effective Date shall be paid as required by law and will be paid at or prior to the Closing. The Seller represents and warrants that all accrued commissions and bonuses due to any and all employees will be paid at or prior to the Closing.

5.6 Further Assurances. From time to time after the Closing, at the request of a party, the other party will execute and deliver to the requesting party such other documents, instruments of conveyance and transfer and take such other actions as the requesting party may reasonably require more effectively to carry out the terms of this Agreement and to convey, transfer to, and vest in the Purchaser, and to put the Purchaser in possession of, any and all of the Assets.

SECTION 6.

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND OWNERS

Except as otherwise specified, the Seller and Owners jointly and severally warrant and represent to the Purchaser as follows:

6.1 Organization, Good Standing and Power. The Seller is an Ohio limited liability company that validly existing and in good standing under the laws of the State of Ohio. The Owner is a corporation validly existing and in good standing under the laws of the State of Florida. The Seller has all necessary power and authority to own and operate its Assets and to conduct its present business as and where presently conducted, and the Seller possesses such governmental licenses, permits and authorizations to engage in its present business in Ohio and in each other jurisdiction in which Seller conducts Business. The Seller has all requisite power and authority to execute and deliver this Agreement and any ancillary instruments to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by the Seller.

6.2 Authorization of Agreement and Enforceability. The Seller has taken all necessary action to authorize the execution and delivery of this Agreement and any ancillary instruments to which it is party, the performance by the Seller of all terms and conditions of this Agreement and any such ancillary instruments, and the consummation of the transactions contemplated hereby and thereby. This Agreement, and any ancillary instruments to which the Seller is a party, upon the Seller’s execution and delivery, will constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their terms.

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6.3 No Violation; Consents. The execution, delivery and performance by the Seller of this Agreement and any ancillary instruments to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, will not, to the Seller’s or Owner’s knowledge (a) violate or conflict with the Articles of Incorporation, bylaws or other governing documents of the Seller; (b) violate any judgment, order, writ or decree of any court, or any law or regulation, applicable to Seller, the business of the Seller or its Assets; (c) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, indenture, lease, guaranty or other instrument, document or undertaking to which the Seller is a party or which may be binding on any assets of the Seller; or (d) result in the creation, continuation or imposition of any lien or encumbrance of any kind upon the Assets or Seller’s other assets. No governmental approval or authorization is necessary for Seller to either execute and deliver this Agreement or to perform its obligations under this Agreement.

6.4 Owners. The Owner constitutes the sole member, of record and beneficially, of all of the membership interests of the Seller. To the knowledge of the Owner, neither the execution and delivery of this Agreement or any ancillary instrument to which any Owner is a party, nor the performance of all of the obligations under this Agreement or any ancillary instruments, by the Owners will (a) violate or conflict with any judgment, order, writ or decree of any court, or any law or regulation, applicable to the Owner, or (b) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any law or regulation or agreement, contract, commitment, lease or other instrument, document or undertaking to which the Owner is a party or is bound. This Agreement and any ancillary instruments to which each Owner is party, upon execution and delivery, will constitute the legal, valid and binding obligation of each Owner.

6.5 Registration as Foreign Entity. The Seller is organized and in good standing as an Ohio limited liability company and is in good standing in every state in which it is qualified to do business.

6.6 Title to Assets. Except as disclosed on Schedule D, the Seller has good and marketable title to all of the Assets used in the Business, and all of such Assets are free and clear of security interests, liens, and encumbrances of every nature. No shareholder, director, officer, employee or any other person or entity has any ownership interest, claim, or other present or contingent right or interest in or to any of the Assets.

6.7 Financial Statements.

6.7.1 Seller has delivered to the Purchaser true and complete copies of the following financial reports and related documents:

6.7.1.1 Federal and state income tax returns for the taxable years ending December 31, 2022, 2023 and 2024; and

6.7.1.2 Internally prepared balance sheets and income statements for the years ending December 31, 2022, 2023 and 2024 and the three-month period ended March 31, 2025.

6.7.1.3 Such financial statements have been prepared in a consistent manner, are true and correct in all material respects and fairly present the financial position of the Seller’s Business in accordance with GAAP, at the dates indicated and the results of operations of the Business for the periods then ended. The foregoing tax returns are true and correct in all material respects and are copies of the tax returns filed by the Seller.

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6.7.2 The Seller and the Owners have disclosed all material liabilities and contingent liabilities and there is no fact known to the Seller or the Owners which materially adversely affects or, to the Knowledge of the Seller and the Owners might reasonably materially adversely affect the Assets or the Seller’s Business which have not been disclosed to the Purchaser. “Knowledge” means the actual knowledge of a particular fact or other matter possessed by any officer of the Seller or the Owners and any information that would, with reasonable diligence in the ordinary course of performing normal duties come to the attention of such officers or Owners responsible for verifying the accuracy of the statements herein.

6.8 Taxes. Except as set forth in Schedule E, the Seller has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed, and paid all taxes owed, including those with respect to income, withholding, social security, unemployment, workers’ compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed, or assessments received, are delinquent. The Seller is not party to any pending action or proceeding, nor, to the Owners’ Knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments, or deficiencies. No issue has been raised by any federal, state, local, or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of the Seller which has not been settled, resolved, and fully satisfied. The Seller has paid all taxes owed or which it was required to withhold from amounts owing to employees, creditors, or other third parties.

6.9 Litigation. Except as set forth in Schedule F, there are no material: (a) claims made, pending, or to the Knowledge of the Seller or Owners, threatened against or affecting the Seller, (b) actions, suits, proceedings, or investigations pending or to the Knowledge of the Seller or Owners, threatened, against or affecting the Seller in any court or before or by any federal, state or local governmental agency or instrumentality, or (c) actions, suits, or legal proceedings pending or to the Knowledge of the Seller or Owners, threatened against the Seller which might in any way affect its execution or delivery of, or performance of its obligations under this Agreement. Neither the Seller nor the Owners have any Knowledge of any occurrence or set of circumstances which may result in any claim, suit, investigation or legal proceedings against the Seller which could have such effect.

6.10 Licenses. To the Knowledge of Seller, the attached Schedule G contains a complete list and a true and accurate description of all material: (a) such licenses, permits and other authorizations and approvals issued by regulatory and other governmental agencies and instrumentalities necessary for or relating in any way to the business and operations of the Seller, and (b) the licenses, permits and other governmental authorizations and approvals issued by regulatory and other governmental agencies and instrumentalities (both in Ohio and elsewhere) held or possessed by each of the Seller’s employees and agents and necessary for or relating to the services which said employees or agents provide to the Seller. All of such licenses, permits, authorizations and approvals are in full force and effect. There are no material actions, claims, investigations or administrative proceedings pending or to the Knowledge of Seller, threatened against any agents or employees of Seller with regard to any of such licenses, permits or governmental authorizations or approvals possessed by them or related to or arising from services rendered by them for Seller which would have a material adverse effect on the Business; and the Seller and Owners have no Knowledge of any occurrence or set of circumstances which may give rise to any such action, claim, investigation or administrative proceeding.

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6.11 Insurance. The attached Schedule H contains a complete list and a true and accurate description of all workers’ compensation, fire and casualty, property, theft, fidelity, liability, errors and omission coverage, business interruption and other insurance policies insuring the Seller against risk of loss or damage to any of its property or assets and the risks arising out of the operation and conduct of its Business. All of such policies are in full force and effect and have been provided or have been made accessible, together with all endorsements, amendments and riders, to the Purchaser for its examination and inspection.

6.12 Employees. The attached Schedule B contains a complete list of all employees of the Seller. Except as otherwise provided on Schedule B, the Seller is not indebted to any employees in any material way, except for salaries due for the current pay period, any termination payments, commissions with regard to which Seller is not delinquent in payment, and incidental traveling and other expenses.

6.13 Client Relations. Apart from ordinary contracts of insurance customary for the industry, the Seller has no contracts or agreements with any clients.

6.14 Employee Benefit Plan Matters.

6.14.1 Each employee benefit plan, including, without limitation, any pension, profit sharing, health, life, accident or disability plan (“Employee Plan”), is in substantial compliance with applicable requirements prescribed by any and all state, federal or foreign laws, including, but not limited to, the Internal Revenue Code (“Code”) and Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Any Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service as to such Plan’s qualification under Section 401(a) of the Code.

6.14.2 The Seller has received no written notice of the existence of any material default or violation by any other party of any of such laws, terms or requirements applicable to any of the Employee Plans.

6.14.3 Other than routine claims for benefits, the Seller has not received any written notice of any pending material claims or lawsuits which have been asserted or instituted against any Employee Plan, the assets of the trust or funds under any Employee Plan, the sponsor or administrator of any Employee Plan, or against any fiduciary of any of the Employee Plan with respect to the operation of such Plan.

6.14.4 The Seller has not received any written notice of any pending investigation or pending enforcement action by the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Labor, the Internal Revenue Service or any other governmental agency with respect to any Employee Plan.

6.14.5 The Purchaser is not assuming any responsibility or obligation with respect to any Employee Plan; and the Purchaser will incur no liability, cost or expense with respect to any Employee Plan maintained by the Seller.

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6.15 Confidentiality of Client Information. Except for the disclosure of information to financial and legal advisers, the Seller and the Owners have maintained the confidentiality of all the files, records and information of the Seller, and neither the Seller nor the Owners have disclosed such files, records or information to, or allowed access to the same by, any present or potential competitor in the insurance business, in each case consistent with the business practices of comparable companies in the Business.

6.16 Validity of Non-Compete Covenants. The Seller and the Owners agree that the restrictions in Section 2 are reasonable as to the protected business, duration, geographic scope and area and understand that such restrictions will be applied as set forth in Section 2 by a court of competent jurisdiction.

6.17 Absence of Material Changes. Except as disclosed under Schedule I, there have been no material adverse changes of any nature in the Assets, business or financial condition of the Seller since January 1, 2025 and since such date the Seller specifically has not:

6.17.1 Waived any rights of material value;

6.17.2 Made any material change in the Business or operations or the manner of conducting the Business or operations of the Seller, other than changes in the lawful and ordinary course of business, none of which has and which in the aggregate have not had a materially adverse effect on such Business or operations;

6.17.3 Experienced any material disagreement, dispute, adverse claim or other occurrence of a similar nature with or by any of their agents, employees or clients, which has or may be expected to have a material adverse effect on their business or financial condition;

6.17.4 Suffered any damage, destruction or loss having a materially adverse effect on the Assets, Business or operations;

6.17.5 Terminated or amended or suffered the termination or amendment of any material contract, lease, agreement or license to which Seller was a party, except for terminations or amendments none of which has and which in the aggregate have not had a materially adverse effect on Seller’s Business or financial condition;

6.17.6 Entered into any material transaction other than in the ordinary course of business;

6.17.7 Conducted the Business in any manner other than substantially as it had been conducted; or

6.17.8 Agreed or obligated Seller to do any of the foregoing.

6.18 Policy Expirations and Renewals. The Seller has made available for inspection by the Purchaser all insurance accounts, dailies, client lists, policy expirations and renewals and all records, files and other information pertaining thereto prepared and maintained by the Seller for all its insurance clients, customers and prospects. The Seller owns all such accounts, dailies, client lists, expirations, renewals, records and files, free and clear of any security agreement, mortgage, liens, charges, encumbrances, and claims by any insurance carrier or underwriter for unpaid premiums, or any right of setoff or recoupment, or any other claim whatsoever.

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6.20 Client Accounts. There is attached hereto, as Schedule J, a true and complete schedule for each of the fiscal years 2023, 2024 and the three-month period ending on March 31, 2025 the ten (10) client accounts of the Seller producing the greatest commissions or other revenues for the Seller during each of such periods, showing the name of each such client and the total commissions or other revenues received from each such client in each such period, except fiscal year 2017 which only lists the top ten (10) client accounts. Except as provided therein, there has been no material decline in or loss or indication of loss of commissions or other revenues received by the Seller from any client listed in Schedule J nor does Seller have Knowledge of any fact or circumstances which might indicate that any client listed on said Schedule has ceased or intends to cease placing business with the Seller or to reduce materially the amount of business it is placing or will place with the Seller.

6.21 Trade or Service Marks and Trade Names. Except for the “Fortman Insurance Agency” and “Fortman Insurance Services” name, the Seller does not own or use any trade or service marks, trade names, franchises or related applications, nor are any trade or service marks, trade names, franchises or related applications required, for the conduct of the business now conducted by the Seller.

6.22 Insurance Accounts and Commissions. The insurance accounts of the Seller represent insurance placed through the Seller for the commissions set forth on the Seller’s books and records. There are no oral or written agreements, commitments or understandings with any account or any other person whereby any of the insurance commissions received by the Seller are being returned directly or indirectly to any customer or any other person.

6.23 Insurance Companies and Market Facilities. The Seller has an appointment to act as an agent for each insurance company from which such an appointment is used to conduct business; each such appointment is valid and binding in accordance with its terms on the parties thereto; and there has been no indication that any such appointment will be, and to Seller’s Knowledge no grounds exist which may reasonably result in any such appointment being revoked, limited, rescinded or terminated. Seller is not a party to any agreement (oral or written) which prevents it from doing business with any insurance company, agent, or broker. Seller is not bound, or committed to bind, any insurance coverage for any liability, risk, cost, or expense, or in any amount of liability, risk, cost, or expense, or upon any terms or conditions, which exceeds its binding authority in any respect. Seller is not in material default under any of its obligations to any insurance company, agent or broker through which it places insurance. There is attached hereto as Schedule K a true and complete schedule of (a) each insurance company, agent and broker through which the Seller placed insurance in 2023, 2024 and the three month period ending on March 31, 2025 for those ten (10) companies, agents or brokers through which the Seller placed the largest premium volume, setting forth the name of each such company, agent or broker and the total gross premiums written by each such company, agent or broker during the applicable period; and (b) each insurance company which paid One Thousand ($1,000) Dollars or more of contingent commissions to the Seller in either of such periods, setting forth the name of each such insurance company and the amount of the contingent commissions paid to the Seller.

The Seller has delivered to or made available for inspection by the Purchaser true and complete copies of the appointments and agreements (or, in the case of any insurance company, agent or broker with which Seller has no written agreement, a true and complete written description of the arrangement between such entity and Seller) currently in effect between the Seller and each insurance company, agent and broker and each such appointment agreement or written description materially sets forth the terms and provisions of the agreement between the Seller and such insurance company, agent or broker as currently in effect.

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Neither the Seller nor the Owners have any reason to believe that any insurance company, agent or broker with which the Seller places insurance business will cancel or modify in any material respect the agency appointment or agreement of the Seller with such insurance company, agent or broker, or refuse or cease to do business with the Seller or Purchaser or change the nature, scope or terms upon which it has been doing business with the Seller because of the execution of this Agreement or the consummation of the transactions contemplated hereby.

6.24 Claim Administration Agreements. The Seller provides no claim administration or adjustment services.

6.25 Completeness of Statements. To Seller’s and Owners’ Knowledge no representation or warranty by the Seller or the Owners in this Agreement or in any written statement, including any Schedule, furnished to the Purchaser pursuant hereto or in connection herewith contains any untrue statement of a material fact or any omission or misstatement of a material fact necessary to make any statement herein or therein not misleading. The disclosures set forth in the Schedules attached hereto shall qualify the representations and warranties in this Agreement. Seller and Owners shall have the right to amend or supplement the Schedules at any time prior to the Closing. No representation or warranty shall be deemed untrue or incorrect as a result of matters disclosed in any Schedule.

6.26 Transparency. To Seller’s Knowledge, the Seller is in compliance with the various requirements of state insurance departments and attorney general regarding disclosure and transparency of agent/broker compensation and all types of income.

6.27 Survival. All of the representations and warranties of the Seller or the Owners shall survive for a period of three (3) years following the Closing contemplated hereunder as provided in Section 5; provided however that any representations and warranties shall survive through the expiration of any applicable statutes of limitation.

SECTION 7.

REPRESENTATION WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller and Owners as follows:

7.1 Organization, Good Standing and Power. The Purchaser is an Ohio limited liability company validly existing and in good standing under the laws of the State of Ohio. The Purchaser has all necessary power and authority to own and operate its assets and to conduct its present business as and where presently conducted, and the Purchaser possesses all necessary governmental licenses, permits and authorizations to engage in its business in Ohio and every other jurisdiction where required. The Purchaser has all requisite power and authority to execute and deliver this Agreement and any ancillary instruments to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by the Purchaser.

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7.2 Authorization of Agreement and Enforceability. The Purchaser has taken all necessary action to authorize the execution and delivery of this Agreement and any ancillary instruments to which it is a party, the performance by the Purchaser of all terms and conditions of this Agreement and any such ancillary instruments, and the consummation of the transactions contemplated hereby and thereby. This Agreement, and any ancillary instruments to which the Purchaser is a party, upon the Purchaser’s execution and delivery, will constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms.

7.3 No Violation; Consents. The execution, delivery and performance by the Purchaser of this Agreement and any ancillary instruments to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with the Operating Agreement of the Purchaser; (b) violate any judgment, order, writ or decree of any court, or any law or regulation, applicable to the Purchaser, the business of the Purchaser or its assets; (c) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, indenture, lease, guaranty or other instrument, document or undertaking to which the Purchaser is a party or any of its assets is bound; or (d) result in the creation, continuation or imposition of any lien or encumbrance of any kind upon the Purchaser’s assets. No governmental approval or authorization is necessary for the Purchaser to execute and deliver this Agreement or to perform its obligations under this Agreement.

7.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates that Purchaser believes is reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

7.5 Completeness of Statements. No representation or warranty by the Purchaser in this Agreement or in any written statement, including any Schedule, furnished to Seller or Owners, pursuant hereto or in connection herewith contains any untrue statement of a material fact or any omission or misstatement of a material fact necessary to make any statement herein or therein not misleading.

7.6 Closing Shares Issued. When issued pursuant to the provisions of this Agreement, the Closing Shares will be duly authorized, validly issued, fully paid and nonassessable.

7.7 Validity of Non-Compete Covenants. The Purchaser agrees that the restrictions in Section 2 are reasonable as to the protected business, duration, geographic scope and area and understand that such restrictions will be applied as set forth in Section 2 by a court of competent jurisdiction.

7.8 Acknowledgment of Due Diligence and Access. The Purchaser acknowledges and agrees that, prior to execution of this Agreement, it has had full and adequate access to the books, records, contracts, operations, employees, and other information relating to the Business and Assets of the Seller. The Purchaser further represents that it has long-standing familiarity with the Business, and has had the opportunity to conduct such investigation, review, and due diligence as it deemed necessary or appropriate in connection with this Agreement and the transactions contemplated hereby. The Purchaser acknowledges that it is entering into this Agreement based on its own investigation and evaluation and not in reliance upon any representation or warranty of the Seller or the Owner, except as set forth in this Agreement, and more specifically in Section 6.

7.9 Survival. All of the Purchaser’s representations and warranties shall survive for a period of three (3) years following the Closing contemplated hereunder as provided in Section 5.

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SECTION 8

POST CLOSING MATTERS

8.1 Termination. After the Effective Date, the Seller shall promptly terminate all insurance business operations in the Restricted Area.

8.2 Further Assurance of Seller. From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as may be reasonably required (i) to transfer to and vest in Purchaser, and protect is rights, title and interest in, all the Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement. Seller’s obligation to provide post-Closing cooperation shall be limited to reasonable requests made by Purchaser during the ninety (90) day period following the Closing Date, and shall be provided without cost to Seller other than reimbursement of out-of-pocket expenses.

8.3 Entitlement Payment Offsets. The Parties acknowledge and agree that, in order to facilitate a smooth transition of payroll administration following the Closing, the Seller shall continue to process and fund payroll payments for the Transferred Employees for the first two (2) payroll cycles following the Effective Date. Purchaser shall provide Seller with all required payroll information, including hours worked and compensation details, in a timely manner. The aggregate amount of payroll costs, including all wages, payroll taxes, and employer-paid benefits actually incurred and paid by Seller for such period (the “Transition Payroll Costs”), the aggregate amount of Assumed Liabilities paid by Seller, and any security deposits paid by Seller (or Owner on behalf of Seller) pursuant to any Lease, shall be subject to setoff by Seller against any Entitlement Payments otherwise due to Purchaser under Section 1.1.3 of this Agreement (the “Offsets”). The Parties shall cooperate in good faith to reconcile such amounts at the later of (i) within thirty (30) days following the Closing, (ii) within fifteen (15) days following the end of the second payroll period.

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SECTION 9.

INDEMNIFICATION AND REMEDIES

9.1 Indemnification of the Purchaser. The Seller and the Owners, jointly and severally, hereby promise and agree to indemnify and hold harmless the Purchaser against any and all losses, damages, judgments, liabilities, costs and expenses (including reasonable attorneys’ fees) suffered by the Purchaser as a result of: (a) any material representation or warranty by the Seller or the Owners in this Agreement, or in any Schedule to this Agreement or in any instrument or agreement delivered in connection with this Agreement, proving to be false, incorrect or inaccurate, and/or (b) any breach or violation by the Seller or the Owners of any of their covenants and obligations under this Agreement or any agreement or instrument delivered in connection with this Agreement and/or (c) any debts, liabilities, and obligations associated with the operation of the Business or the use or ownership of the Assets that are due and payable prior to the Effective Date; provided, however, that Purchaser shall be solely responsible for any debts, liabilities, or obligations that are due and payable or invoiced on or after the Effective Date, whether or not such liabilities were known, or accrued as of such date except to the extent such obligations constitute Excluded Liabilities or relate to Excluded Assets; and/or (d) the Excluded Assets or the Excluded Liabilities (collectively, “Seller and Owners Indemnification Liabilities”). Notwithstanding the foregoing, the aggregate liability of the Seller and the Owners for indemnification under this Section 9.1 shall not exceed fifteen percent (15%) of the Purchase Price (the “Cap”), except in cases of fraud or willful misconduct which shall have a cap of one hundred percent (100%) of the paid Purchase Price. In addition, the Seller and the Owners shall not be liable for any claim under this Section 9.1 unless and until the aggregate amount of all such claims exceeds $15,000.00 (the “Basket”), in which case the Seller and the Owners shall be liable only for the amount of such claims in excess of the Basket.

9.2 Remedies. Upon the occurrence of any event referenced in the preceding Section 9.1 for which the Purchaser is entitled to indemnification, the Purchaser shall have all of the rights and remedies available to it at law, in equity, in bankruptcy or otherwise. In addition, the Purchaser shall have the right to recoup or offset the amount for which it is entitled to indemnification against any amount then outstanding under this Agreement or any instrument executed in connection herewith. If the Purchaser intends to exercise offset rights, the Purchaser will notify the Seller in a writing which sets forth the amount to be offset and the indemnification claim against which the offset is claimed. Within thirty (30) days of the notice of offset, the Seller may make written objections to the Purchaser objecting to all or part of the offset and the basis for the objection, in which case any offset amount for which the Seller have made timely objection shall be deposited in escrow with a mutually acceptable escrow agent until such time as the parties authorize disbursement or a court issues a final non-appealable order ordering disbursement of the escrow proceeds. Any offset shall be limited to the portion of the claim not reasonably in dispute.

9.3 Indemnification of the Seller and the Owners. The Purchaser hereby promises and agrees to indemnify and hold harmless the Seller, its officers, directors, employees, agents, successors and assigns and the Owners, their heirs, successors and assigns against any and all losses, damages, judgments, liabilities, costs and expenses (including reasonable attorneys’ fees), suffered or incurred by the Seller or the Owners as a result of: (a) any material representation or warranty by the Purchaser in this Agreement, or in any Schedule to this Agreement or in any instrument or agreement delivered in connection herewith, proving to be false, incorrect or inaccurate, and/or (b) any breach or violation by the Purchaser of any of the covenants and obligations under this Agreement or any agreement or instrument delivered in connection with this Agreement, and/or (c) actual or asserted debts, liabilities, and obligations arising out of the ownership and use of the Assets by the Purchaser or an affiliate and associated with operation of its business arising, accruing, or related to periods beginning on or after the Effective Date, or (d) the Assumed Liabilities (except as the same may result from a breach of a representation or warranty by the Seller or the Owners).

9.4 Remedies. Upon the occurrence of any event referenced in the preceding Section 9.3 for which the Seller and the Owners are entitled to indemnification, the Seller and the Owners shall have all of the rights and remedies available to them at law, in equity, in bankruptcy or otherwise.

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9.5 Procedures for Indemnification.

9.5.1 Each “Indemnified Party” (Indemnified Party shall be defined to include either the Seller and the Owners or in the alternative, the Purchaser, as the context so requires) shall promptly give notice hereunder to the indemnifying party after becoming aware of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in this Section, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying party to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of any such claim or litigation. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice (or by delay by an Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Failure by an indemnifying party to notify an Indemnified Party of its election to defend any such claim or action by a third party within ten (10) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action. Nothing herein shall be deemed to prevent an Indemnified Party from making a contingent claim for indemnification hereunder, provided the Indemnified Party has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable. Notwithstanding anything to the contrary in this Agreement, no claim for indemnification may be brought under this Section 9 unless such claim is asserted in writing within one (1) year following the end expiration of the representations and warranties, except for claims arising from fraud, willful misconduct, or breaches of representations and warranties which expressly survive longer pursuant to Section 6.27.

9.5.2 The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party. Any such settlement or judgment must include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation.

9.5.3 If the indemnifying party shall not, after receipt of notice from the Indemnified Party, assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.

9.6 Right to Cure. No party shall be liable for indemnification under this Agreement unless the party seeking indemnification has first given written notice of the alleged breach or failure and provided the other party with fifteen (15) days to cure such breach or failure, except where such delay would cause irreparable harm.

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SECTION 10

MISCELLANEOUS

10.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, personal representatives, legatees, devisees and heirs.

10.2 Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, as follows:

Seller and Owner:	C/O Reliance Global Group, Inc. 300 Blvd. of the Americas, Suite 105 Lakewood, NJ 08701

Email address:

With a copy to:	Zarif Law Group P.C. 603 Laurel Avenue Allenhurst, NJ 07711 Attn: Morris C. Zarif, Esq.

Email address:	Email: mzarif@zariflg.com

Purchaser:	Fortman Insurance Agency, LLC Attn: Jonathan Fortman or Zach Fortman 614 N. Perry, St. Rt. 65 Ottawa, OH 45875

With a copy to:	Law Office of Gregory J. Hermiller, LLC 1800 N. Perry St., Ste 104 Ottawa, OH 45875

Fax:	(419) 523-6699
Email address:	G.Hermiller@HermillerLaw.com

Any party may change its address for the receipt of notices hereunder by giving appropriate notice to the other parties in accordance with this Section 10.

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10.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the law of the State of Ohio.

10.4 Captions. The captions in this Agreement are included for convenience only and shall not be considered in the interpretation or construction of this Agreement.

10.5 Entire Agreement. This Agreement, together with the Schedules hereto and written instruments referenced herein, constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, correspondence and understandings and all prior and contemporaneous oral agreements and understandings, among the parties hereto with regard to the subject matter hereof. This Agreement may be amended only by a written instrument setting forth the amendment with specificity, which is executed by all of the parties hereto. It is understood and agreed that this Agreement and the other agreements specifically contemplated by this Agreement and intended to be effective contemporaneously herewith are entered into as part of a common integrated transaction.

10.6 Schedules. The Schedules attached hereto constitute a part of this Agreement and are hereby incorporated herein by reference by their entirety as if fully set forth in this Agreement at the point where first mentioned herein.

10.7 Public Announcements. No Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Purchaser. Each Party shall consult with the other Parties prior to any public disclosure regarding any general announcement of the transaction, including a joint press release (with mutually agreed upon text) that announces the transactions contemplated herein generally. Seller and Owners will cooperate with Purchaser to prepare and deliver a joint notification to the Accounts and insurance carriers of the transfer of the Business to Purchaser.

10.8 Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.9 Expenses of Transaction. The Purchaser, on the one hand, and the Seller and Owners, on the other hand, shall each bear their own costs and expenses, including legal and accounting fees, incurred in negotiating the agreement evidenced hereby, in preparing this Agreement and the other documents referred to herein, and in consummating the transactions contemplated hereunder.

10.10 Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in multiple separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall constitute but one instrument. Signatures of the parties transmitted by facsimile, portable document format (PDF) or other electronic means shall be deemed to be their original signatures for all legal and other purposes.

10.11 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

10.12 Cooperation. The parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

10.13 Transfer Taxes. All stamp, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by Seller. Seller shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax and provide to Purchaser evidence of filing and payment of all Transfer Taxes.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN TESTIMONY WHEREOF, the parties hereto have each duly executed and delivered this Agreement, as of the date first above written.

PURCHASER:

FORTMAN INSURANCE AGENCY, LLC

BY:	/s/ Jonathan Fortman
Jonathan Fortman, Member

/s/ Zachary Fortman
Zachary Fortman, Member

SELLER:

FORTMAN INSURANCE SERVICES LLC

BY:	/s/ Ezra Beyman
Ezra Beyman
CEO, Reliance Global Group, Inc., Member

OWNER:

RELIANCE GLOBAL GROUP, INC.

BY:	/s/ Ezra Beyman
Name:	Ezra Beyman
Title:	Chairman and CEO
Company:	Reliance Global Group, Inc.

[Signature Page to Asset Purchase Agreement]

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